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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)           July 18, 2000
                                                --------------------------------

                           EFFICIENT NETWORKS, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware                    0-26473           75-2486865
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     (State or other jurisdiction       (Commission        (IRS Employer
         of incorporation                File Number)       Identification No.)


          4849 Alpha Road, Dallas, Texas                      75244
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     (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code   (972) 852-1000
                                                  ------------------------------


                                      N/A
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         (Former name or former address, if changed since last report)
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ITEM  5.  OTHER EVENTS.

     BUSINESS

     Efficient Networks, Inc., a Delaware corporation and the Registrant herein ("Efficient Networks," "Efficient" or the "Company"), hereby updates the previously reported description of the general development of its business, which will be superceded and restated in its entirety by the filing of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as follows:

                                    BUSINESS

     Efficient Networks is a worldwide developer and supplier of high-speed digital subscriber line customer premises equipment, or CPE, for the broadband access market. Our DSL solutions enable telecommunications and other communication network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure. On December 17, 1999 Efficient completed the acquisition of FlowPoint Corporation, a provider of advanced broadband routers for deployment at customer premises. Additionally, on May 22, 2000, Efficient completed the acquisition of Network Telesystems, Inc., a leading provider of broadband client services software. We believe there is significant demand for high-speed broadband access, especially among business users and consumers who have found current solutions to be inadequate or too expensive. We therefore focus on developing and producing single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, remote access, telecommuting and extensions of corporate networks to branch offices.

Industry Background

The Growing Need for High-Speed Broadband Communications

     The amount of data being carried over the Internet and private communications networks has grown dramatically and is expected to continue to grow as the number of users accessing these networks increases. The increase in the quantity of data being carried over the Internet and private networks is also being driven by the broadening range of activities for which these networks are being used. In order to enhance their reach to customers and suppliers, businesses are increasingly engaging in mission-critical Internet-based applications, such as electronic commerce, supply chain management, Web hosting, and global marketing and customer support. Businesses also increasingly use the Internet to create secure data networks known as virtual private networks among corporate sites, remote offices and telecommuters. By utilizing the Internet, businesses can streamline internal operations by facilitating employee communications, e-mail, file sharing, and research and analysis. Consumers are also increasingly accessing the Internet to communicate, collect and publish bandwidth intensive information, conduct retail purchases, and access online entertainment. These growing network-dependent activities require the transmission of large

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amounts of data, which in turn, requires high-speed broadband data access services for end users to obtain the data reliably and within practical time constraints.

Traditional Access Solutions are Inadequate

     To meet the growing demand for high-speed, high-bandwidth data transmission, network service providers have installed high-bandwidth fiber optic transmission equipment, high-speed switches and core routers in the Internet backbone and in interoffice networks. While this network backbone is capable of delivering data at very high speeds, an access bottleneck exists between the ends of these fiber optic networks at telephone companies' central offices and the end users' premises. The copper line connections between the central office and the end user are commonly known as the "last mile." Last mile connections are typically made via dial-up analog or integrated services digital network, commonly known as ISDN, modems over the copper infrastructure that was originally built to transmit analog voice signals. Data transmission speed, otherwise known as bandwidth, is typically expressed in bits per second. Along the fiber optic network backbone, data moves at speeds up to 2.5 billion bits per second, or 2.5 Gbps, while analog modems transmit data at rates up to
56.6 thousand bits per second, or 56.6 Kbps, and most ISDN modems transmit at rates up to 128 Kbps. Even at ISDN speeds, several minutes are often required to access a media rich Website, and several hours may be required to transfer or download large files. During this time, the telephone line cannot be used for any other purpose. This bottleneck frustrates end users and limits the capability of network service providers to deliver applications such as efficient Internet access, multimedia entertainment, real-time telecommuting and branch office internetworking.

     In an effort to provide greater bandwidth, telecommunications network service providers have traditionally deployed T1 services. A T1 line is a high-capacity, dedicated telecommunications line which can support data transmissions rates of up to 1.5 million bits per second, or 1.5 Mbps, which is roughly 25 times the speed of analog modems. Although T1 services have helped fill the need for broadband access for large businesses, network service providers have generally been unable to offer T1 services to small businesses, remote offices, telecommuters and consumers as a result of the complexity and high costs of deployment. Because analog and ISDN modem technology fails to satisfy the bandwidth needs of end users, and T1 access is prohibitively expensive, network service providers continue to seek alternatives for providing cost-effective broadband access to both businesses and consumers. Additionally, the continued growth in both the number of analog modem users and their time spent connected to the Internet congests many network service providers' networks while providing them with little or no additional revenue.

Competition is Driving Rapid DSL Deployment

     Until recently, the incumbent local exchange carriers such as Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell, Southwestern Bell and US West, were the exclusive operators of the last mile. Since analog dialup modems, ISDN and T1 services offered over the incumbent local exchange carriers' networks did not adequately satisfy the demand for cost-effective broadband access for a majority of users, alternative solutions were developed such as broadband wireless and cable access. The deployment of these alternative broadband solutions is now pressuring incumbent local exchange carriers to deliver cost-effective broadband access to their customers.

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     In addition, the Federal Telecommunications Act of 1996 intensified the competitive environment because that Act requires incumbent local exchange carriers to lease portions of their networks, including the last mile, to competitive local exchange carriers. As a result, many new companies, long distance telephone companies and Internet service providers have applied for and been granted regulatory approval for competitive local exchange carrier status. Leading competitive local exchange carriers, including Covad Communications, MCI WorldCom, NorthPoint Communications, Rhythms NetConnections and Sprint, are now deploying high-speed services over the copper infrastructure owned by the incumbent local exchange carriers. In response to these competitive pressures and in an effort to increase revenues and maintain their existing customer base, incumbent local exchange carriers are now beginning to commit the resources necessary to deploy cost-effective, high-speed data services over their existing copper infrastructure.

     Similar dynamics are occurring internationally. The growth in Internet use, telecommunications deregulation and competition from alternative broadband access technologies have caused foreign telephone network service providers to commit similar resources to broadband access deployment.

     Incumbent local exchange carriers, competitive local exchange carriers and foreign telephone network service providers are deploying DSL technology as the cost-effective broadband access solution. DSL technology utilizes sophisticated data modulation techniques to achieve high-speed data transmission 100 times faster than analog modems over existing copper telephone wires. The equipment needed to enable a DSL link generally consists of two pieces, one in the network operator's central office and one at the premises of the business or consumer. The central office equipment is often called a DSL access multiplexer, commonly known as a DSLAM, which aggregates data traffic from multiple DSL links into a common link to a fiber optic network backbone. The CPE and the DSLAM must also interoperate with the rest of the equipment in a given network. DSL can enable cost-effective, high-speed data transmission from the premises of a business or consumer into a DSL network operator's central office where existing high-capacity networks can then carry data to a destination across an Internet or other service provider's network.

     The market for DSL services is expanding rapidly. All major U.S. incumbent local exchange carriers have begun to offer DSL services to their customers directly and through Internet service providers. For example, in October 1999, SBC Communications announced a $6 billion initiative to make DSL service available to an estimated 77 million Americans by the end of 2002. In addition, competitive local exchange carriers are aggressively deploying DSL service. For instance, Covad Communications first announced the availability of its DSL services in the San Francisco Bay Area in December 1997. By the end of 1998, Covad's service was available to over 6 million businesses and homes in five major metropolitan areas, and by the end of 2000, Covad expects to be able to offer DSL service to over 40% of U.S. homes and 45% of U.S. businesses.

Existing Customer Premises Solutions are Constraining DSL Deployment

     As these and other network service providers are deploying DSL services, they are encountering several challenges. In particular, interoperability still presents substantial technical challenges despite recent industry efforts to standardize the various implementations of DSL. Service providers are actively seeking DSL CPE solutions that offer seamless end-to-end

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interoperability within their networks. End-to-end interoperability requires that DSL solutions be compatible with the customer's computer hardware, operating systems, networking equipment and software, the CPE and DSLAM, and the switching and routing equipment in the service providers' network. Network service providers face additional challenges in deployment and maintenance, because DSL services are typically targeted at branch offices, small businesses or individuals where no particular level of networking expertise can be assumed. Therefore, to implement rapid and widespread DSL deployment, it is of primary importance that DSL CPE provides for simple and cost-effective installation and maintenance.

The Efficient Solution

     Efficient designs and manufactures the SpeedStream family of DSL CPE and related software as part of an overall solution for high-speed remote access and data transmission. The SpeedStream product line comprises a broad set of access products, including cost-effective single user modems, sophisticated routers for businesses, integrated access devices for combined voice and data service, and software products supporting high speed access. Our solutions enable DSL deployment, ensure end-to-end interoperability and provide for efficient and cost-effective installation and maintenance.

     Enable DSL Deployments. Efficient enables network service providers to rapidly and cost-effectively deploy DSL services, thereby allowing them to quickly capture market share in today's intensely competitive environment. Efficient's products are specifically targeted to small- to medium-size companies and consumers for applications such as high-speed Internet access, and to large corporations for applications such as remote access, telecommuting and extensions of corporate networks to branch offices. By offering a variety of DSL CPE categories that support DSL types compatible with a diverse set of DSL services, we can provide network service providers with a wide range of options. We can also reduce operational complexity for network service providers by offering a single point of contact for training and support for their DSL CPE.

     Ensure End-To-End Interoperability. Efficient's DSL solutions offer seamless interoperability from the customer's computer through the service providers' network. To ensure this interoperability, Efficient leverages our core technology expertise in combination with our relationships with network service providers, such as Ameritech, Bell Atlantic, BellSouth, Covad Communications, Cable and Wireless HKT, Singapore Telecom and TeleDanmark. We also work closely with other network equipment vendors, such as ADC Telecommunications, Advanced Fibre Communications, Alcatel, Copper Mountain Networks, Ericsson, Lucent Technologies, Nokia, Nortel Networks and Siemens. Since these industry leaders recognize that end-to-end interoperability is a necessary requirement for full scale DSL deployment, network equipment vendors have provided us with early releases of their systems and technologies so that we can ensure that our products will seamlessly interoperate with their systems. Our relationships with network service providers and network equipment vendors enable us to maintain and use one of the most complete DSL interoperability test labs in the industry. In addition, Efficient actively participates in developing industry-wide standards to continue to facilitate end-to-end interoperability.

     Provide for Efficient and Cost-Effective Installation. Efficient offers a full suite of easily installable DSL solutions, including DSL CPE that provides routing and bridging capabilities which

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connect seamlessly into multiple user environments using a standard networking architecture called Ethernet. For single user environments, Efficient provides internal DSL CPE installed directly into the end user's computer and external CPE that connect to the end user's computer by simply plugging into the computer's universal serial bus (USB) port or Ethernet port. Efficient's internal and universal serial bus modems are supported by Efficient's pre-configurable software which allows the network service provider to configure the CPE for a particular network before the CPE is sent out into the field. Pre-configuration of the CPE obviates the cost and time associated with having installers perform these configuration activities with each end-user installation.

     Provide for Cost-Effective Maintenance. Efficient offers network service providers our Advanced Status software, a troubleshooting and diagnostic tool. With Advanced Status software, a network service provider's customer support technician can walk an end user through the diagnostic process over the telephone. This allows the network service provider to easily monitor, diagnose and often remotely fix the customer's problems quickly, which can substantially reduce the network service provider's customer support costs. In the event that a technician needs to be dispatched, Advanced Status provides easy diagnosis and facilitates on-site repair.

The Efficient Strategy

     Our objective is to be the leading worldwide provider of high-performance DSL broadband access customer premises equipment for businesses, remote offices, telecommuters and consumers. Key elements of our strategy include the following:

     Capitalize upon our Early Market Acceptance by Network Service Providers. We intend to leverage our products' early market acceptance to extend our market share. We have been focused on the high-speed network connectivity market for six years and specifically on the DSL market for three years. Our DSL CPE products have been deployed by Ameritech, Bell Atlantic, BellSouth, Covad Communications, Cable and Wireless HKT, Pacific Bell, Singapore Telecom, Southwestern Bell, TeleDanmark and several other network service providers. We work closely with each network service provider, in most cases providing customized software or product packages, as well as dedicated training and support services. A number of other network service providers have begun to test our CPE solutions. We intend to build upon this early acceptance of our products to become the primary provider of DSL CPE to both existing and new network service providers as they deploy their DSL networks.

     Leverage Strategic Relationships with Network Equipment Vendors. We intend to leverage both current and future relationships to continue to promote Efficient in the industry, extend our sales capabilities, increase our volume distribution, and build brand awareness. We believe successful deployment of DSL necessitates close working relationships with network equipment vendors. Since most network equipment vendors do not have complete DSL CPE solutions, they typically bundle and sell their network equipment with third-party CPE solutions. We have established relationships with ADC Telecommunications, AFC, Alcatel, Copper Mountain Networks, Ericsson, Lucent, Nokia, Nortel Networks and Siemens, among others.

     Continued Development of Broadband Access CPE. We intend to continue developing DSL CPE products that enhance the features of our current line as well as create new bundled voice and

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data access products. We are developing new products based on different physical interfaces, advanced functionality such as integrated voice and data capability, enhanced routing and bridging capabilities, and additional software packages and features. . We are continually pursuing techniques to reduce product costs. In developing new technologies and products, we benefit from our relationships with key industry leaders that offer early visibility into market requirements and deployment trends.

     Broaden Distribution Channels. We plan to extend our distribution channels to meet the growing demand for broadband access solutions. When we first deployed our current generation DSL products, we initially targeted incumbent local exchange carriers and network equipment providers in order to secure large contracts, establish credibility in the marketplace and strengthen key network service provider relationships. We have since built a direct sales force to target competitive local exchange carriers, foreign telephone network service providers and Internet service providers as well. Moreover, we are developing alternative distribution channels such as telephone company--aligned distributors, traditional two-tier distribution partners, third-party integrators, and retail partners. To this end, we have recently signed agreements with lnnotrac, Nortel Supply and Sprint North Supply, three leading telephone company--aligned distributors. We are also expanding our global presence by extending our international direct sales force, securing additional international value-added resellers and establishing retail sales abroad. Finally, we have established a separate sales force whose emphasis is on Internet Service Providers that deploy broadband services using DSL access.
This sales force increases awareness of our company and products, and provides training, collateral and sales incentives for broadband Internet Service Providers.

     Build the Efficient Brand Name. In addition to increasing brand awareness with network service providers and network equipment vendors, we believe it is critical to establish brand awareness and differentiation from our competitors with end customers through superior performance, ease of use and customer service. We plan to continue building brand awareness of Efficient and SpeedStream to identify us as the leading provider of DSL CPE solutions. All of our DSL products, even when deployed by network service providers, carry the Efficient and SpeedStream brand names. In addition, we plan to increase our investments in a broad range of marketing programs, including active trade show participation, advertising in print publications, direct marketing, and Web-based marketing.

     Leverage Strategic Acquisitions to Complement Product & Technology Offerings. In 1999 we acquired FlowPoint Corporation to add advanced broadband routers to our product line for the customer premises equipment market. Products from FlowPoint incorporate a broad range of DSL technologies, including ADSL, SDSL and IDSL. FlowPoint also brings expertise in frame-based customer premises equipment as well in the emerging voice-over-DSL market, and has provided us with several new customer relationships. We also recently acquired Network TeleSystems, Inc., (NTS), which supplies a popular client software package to broadband Internet Service Providers worldwide. We intend to pursue strategic acquisitions in the future as we identify companies or products that will complement our current product offerings and expand our addressable customer base.

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Products

     Efficient has developed the SpeedStream family of DSL products that enables broadband access for businesses and consumers. Our products are designed to support a number of computer environments, DSL implementations, and network architectures. Our asymmetric DSL, or ADSL, products provide transmission speeds of up to 8 Mbps in the downstream direction from the network to the end user, and up to 1 Mbps in the upstream direction. Our symmetric DSL, or SDSL, products provide equal upstream and downstream speeds of up to 2.3 Mbps. Our SpeedStream products are separated into these product categories:

        . 3000 SeriesDesigned for the single user and installable into a peripheral component interface, or PCI, bus slot within a personal computer.

        . 4000 SeriesDesigned for the single user and connected to a personal computer through a universal serial bus port.

        . 5200 SeriesDesigned to provide simple, zero-setup DSL access for multiple users through an Ethernet port.

        . 5600 SeriesDesigned to provide basic routing capabilities for a telecommuter or a small office or home office environment.

        . 5700, 5800 Series - Broadband routers that provide a comprehensive feature set for a small business or a corporate branch office.

        . 7400, 7800, 8600 Series - Integrated access devices that support both high speed data services and multi-line voice services over a single broadband interface.

        . Client software - Software packages that enable broadband access for end users, in conjunction with SpeedStream customer premises products or otherbroadband devices.

     Efficient also provides a full suite of pre-configuration and diagnostic software tools. Our pre-configuration software enables network service providers to architect scalable DSL services and ensures rapid and reliable installation while reducing or eliminating the need for on-site configuration. Our diagnostic and troubleshooting software, Advanced Status, is designed to reduce a network service provider's expense associated with ongoing maintenance and repair. Our broadband client software also provides a significant diagnostic function for service providers. We believe that these software capabilities can reduce the overall expense for DSL service deployment and maintenance.

The SpeedStream 3000 Series

     The SpeedStream 3000 Series consists of internal modems that provide high-speed asymmetric DSL connectivity for a personal computer. This product family comprises several distinct products, each designed for compatibility with specific DSLAMs from various network equipment vendors. The SpeedStream 3000 Series incorporates the following features:

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        .  Installs into any peripheral component interface bus slot;

        .  Supports pre-configuration using Efficient software for easy setup;

        . Includes Efficient Advanced Status diagnostic software tools for rapid error diagnosis and correction;

        . Supports prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM networking equipment;

        .  Provides ATM functionality that enables reliable data transmission;

        .  Offers remote management capability; and

        .  Support for a broad range of Microsoft Windows operating systems.

The SpeedStream 4000 Series

     The SpeedStream 4000 Series consists of external modems that provide high-speed asymmetric DSL connectivity through a personal computer's universal serial bus port. This product family comprises several distinct products, each designed for compatibility with specific DSLAMs from various network equipment vendors. The SpeedStream 4000 Series incorporates the following features:

        . Attaches externally via a personal computer's universal serial bus port;

        .  Supports pre-configuration using Efficient software for easy setup;

        . Includes Efficient Advanced Status diagnostic software tools for rapid error diagnosis and correction;

        . Supports prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM networking equipment;

        .  Provides ATM functionality that enables reliable data transmission;

        .  Offers remote management capability; and

        .  Supports a broad range of Microsoft Windows operating systems.

The SpeedStream 5200 Series

     The SpeedStream 5200 Series provides high-speed remote ADSL or SDSL connectivity for one or more personal computers, workstations or other network devices over a standard networking architecture called Ethernet. This product family comprises multiple products designed to interoperate with DSLAMs from various network equipment vendors. The SpeedStream 5200 Series incorporates the following features:

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        .  Facilitates cost-effective DSL connectivity for multiple users via a standard Ethernet port;

        . Provides zero setup installation, reducing the time required for installation;

        .  Pre-configures for rapid network deployment;

        . Supports prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM networking equipment; and

        .  Provides ATM functionality that enables reliable data transmission.

The SpeedStream 5600 Series

     The SpeedStream 5600 Series provides high-speed remote DSL connectivity for one or more personal computers, workstations or other network devices over a standard networking architecture called Ethernet. This product family comprises multiple products designed to interoperate with DSLAMs from various network equipment vendors. Routing features help provide security, and make more effective use of network bandwidth. The SpeedStream 5600 Series incorporates the following features:

        . Facilitates DSL connectivity for multiple users via a standard Ethernet port;

        . Provides routing or bridging capabilities for a telecommuting or small office/home office environment;

        .  Pre-configures for rapid network deployment;

        . Supports prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM networking equipment;

        .  Provides ATM functionality that enables reliable data transmission;
           and

        .  Offers remote management capabilities.

The SpeedStream 5700 and 5800 Series

     SpeedStream 5700 and 5800 Series routers provide high-speed remote connectivity for one or more personal computers, workstations or other network devices over a standard networking architecture called Ethernet. These routers support three different types of DSL, plus several non-DSL interfaces that can enhance existing DSL modems. Our 5700 and 5800 Series routers incorporate the following features:

        . Facilitate DSL connectivity for multiple users via a standard, integrated Ethernet hub;

        . Provide routing and bridging capabilities for a small business or branch office environment;

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        .  Pre-configureable for rapid network deployment;

        . Support prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM or packet-based networking equipment;

        .  Support enhanced security and virtual private network capabilities;

        . Provide ATM or packet-based functionality that enables reliable data transmission; and

        .  Offer remote management capabilities.

The SpeedStream 7400, 7800, 8600 Series

     The SpeedStream 7400, 7800 and 8600 Series Integrated Access Devices (IADs) support high-speed data services and multi-line voice services simultaneously over a shared DSL interface. By using a single broadband connection and a single access device, a carrier's costs are often reduced, while their revenue potential per customer is increased. Our IAD product line comprises multiple products designed to support a variety of voice lines, and to interoperate with DSLAMs from various network equipment vendors. The SpeedStream IADs incorporate the following features:

        . Facilitates cost-effective DSL connectivity for multiple users via a standard Ethernet port;

        .  Pre-configures for rapid network deployment;

        . Supports prevalent data encapsulation standards to ensure network interoperability with Internet Protocol and ATM networking equipment;

        .  Provides ATM functionality that enables reliable data transmission;

        . Supports four (7400), eight (7800) or up to 24 (8600) voice interfaces for connection to an end user's telephony equipment; and

        .  Supports modular addition of new voice and data interfaces (8600).

Client Software

     All of our SpeedStream DSL products for single personal computer environments support the ability to be pre-configured for specific DSL networks. SpeedStream Software allows a network service provider to select configuration settings for the CPE that match its specific network. This CPE pre-configuration allows a network operator the flexibility to choose network settings unique to the network's service offerings, without requiring an end user or an installation technician to individually configure each unit. Thus, by setting the attributes for DSL, ATM and data encapsulation prior to installation of the CPE, the speed of DSL equipment installation is increased. We believe that this ability to pre-configure DSL CPE provides cost savings for network service

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providers and allows them to scale their DSL service offerings rapidly and reliably. We also offer broadband client software that supports a commonly used remote access protocol known as the Point-to-Point Protocol over Ethernet (PPPoE). This client capability allows Internet Service Providers to take advantage of their existing systems for user authentication, address management and billing.

Advanced Status Software

     All SpeedStream DSL products for single-user environments include embedded diagnostic and troubleshooting software called Advanced Status. During normal network conditions, the end user is unaware that this software is operating. However, if network degradation or failure occurs, a customer service representative can work with the end user to diagnose and isolate problems with the DSL link, the CPE or the network itself. Advanced Status software provides information such as status indications and performance statistics for DSL, ATM and packet communication layers. This information helps identify problems and determine whether they must be solved at the central office or the customer premises. Our broadband client software also provides status and diagnostic information that help service providers rapidly identify and resolve problems for their customers. These software components minimize the need to send a technician to the customer premises and speeds troubleshooting and repair. We believe that our client software reduces the overall expense of DSL service.

Products under Development

     Efficient continually develops new products, and enhances existing
products.   Significant areas of new development include:

        . Integrated access devices that enable simultaneous data and multi-line voice services over a single, shared DSL connection.

        . New routing platforms and software feature sets, intended for use in business and enterprise applications.

        . Client software, to enable rapid deployment and diagnosis of broadband services, to enhance end user security, and to assist in ongoing management of the services.

        . Cost reductions and performance enhancements, intended to improve overall profitability and performance of our products.

Technology

     Efficient designs and manufactures DSL CPE as part of an overall solution for high-speed remote access and data transmission. Efficient's SpeedStream family of DSL CPE includes products intended for a single user such as a telecommuter, as well as for multiple users within branch offices or small businesses. Efficient integrates a diverse set of technologies and expertise, primarily in the following areas:

        .  DSL System Architecture

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        .  Asynchronous Transfer Mode and Data Encapsulation Techniques

        .  Software

        .  Application Specific Integrated Circuit Design

        .  Routing and Bridging

        .  Integrated Voice and Data

DSL System Architecture Expertise

     We structure our product architectures to consist of highly modular blocks of hardware and software. By utilizing our expertise in developing multiple products with diverse types of DSL technology, we have developed a core set of hardware and software designs. Consequently, it is a relatively straightforward activity to restructure the components and develop a new SpeedStream product. Similarly, as new features are developed, they can be made available across a number of products all based upon common components. This design modularity helps Efficient respond quickly to new market requirements.

     Our product architectures use Efficient's proprietary application specific integrated circuits, or ASICS, as well as chipsets from third-party suppliers. We believe that the use of our application specific integrated circuits in conjunction with these third-party chipsets has advantages for CPE performance and cost. Because DSL signals operate across a broad frequency range, circuits must be carefully designed to ensure that high performance is achieved without disrupting other equipment in the end user's home or office (such as televisions). We believe that our techniques for DSL circuit design, component selection and layout, emissions shielding and certification testing result in high-performance products that meet a broad range of emissions and safety certifications mandated by the Federal Communications Commission, international regulatory bodies, consumer safety laboratories and network operators.

Asynchronous Transfer Mode and Data Encapsulation Techniques Expertise

     Our SpeedStream CPE products employ our own ATM hardware and software technology. ATM technology enables multiple communication sessions to occur simultaneously and bursty packet traffic to coexist with delay-sensitive traffic such as voice or video information. In order to allow this data to be carried across an ATM network, it must be formatted into fixed-size ATM cells, a technique known as data encapsulation. ATM and data encapsulation permit a common network infrastructure to offer diverse services. There are numerous data encapsulation techniques which network service providers, Internet service providers or other network operators may implement.

     We have been able to implement these numerous ATM and data encapsulation techniques because of our prior experience in designing, manufacturing, and commercializing ATM LAN equipment. Key pieces of silicon and software technology were reused from these products to enable rapid development of our SpeedStream CPE. We believe that this intellectual property, as well as the ATM networking expertise associated with it, represents one of our key competitive advantages.

Software Expertise

     Our software engineers have expertise in developing code that addresses the needs of network service providers. Our modular software architecture enables reuse of much of our software code across products. This modularity also enables rapid development of new products. Our knowledge of network operation and architectures and data encapsulation techniques allows us to write software that ensures that our products are interoperable with other network equipment vendors' products. In addition, our understanding of various operating systems and personal computer environments allows us to create software that provides for trouble-free installation and network maintenance. Our software engineers also design, build and operate comprehensive testing environments to ensure not only that our products are interoperable, but also offer high performance.

     Efficient has developed a suite of software for our single-user SpeedStream products that enables communication in a personal computer environment. This software is commonly called a "driver" and allows application software, such as e-mail or a Web browser, to send and receive data over the DSL network link, just as it would over a modem or a LAN connection. By building upon software source code and skills developed for ATM LAN products, Efficient is able to support a number of diverse personal computer environments. To date, Efficient has leveraged our software expertise to develop and release high-performance, rapidly installing drivers for our SpeedStream 3000 and 4000 Series products. This software is interoperable with numerous brands and models of personal computers, and with several diverse versions of the Microsoft Windows operating system.

     In addition, Efficient works closely with network service providers to create software specific to their networks, which allows them to rapidly and reliably deploy and maintain DSL service.

Application Specific Integrated Circuit Design Expertise

     Efficient has developed custom application specific integrated circuits that enable high-speed ATM networking using peripheral component interface or universal serial bus attachments. Our application specific integrated circuits provide high-speed interfaces to the personal computer and also perform several ATM functions, including segmentation and reassembly functions whereby variable length packets are converted into fixed size ATM cells. They also perform traffic shaping functions that control the flow of data from the end user's equipment into the service provider's network. The use of custom application specific integrated circuits allows us to better control the cost of our products and helps ensure their performance and interoperability with diverse brands of personal computers and network equipment.

Routing and Bridging Expertise

     Efficient's multi-user products offer a shared Ethernet port for local attachment to a computer network and an ATM DSL port for transmission and receipt of data across a DSL interface. A bridging device forwards Ethernet packets between the product's Ethernet port and its ATM DSL port based on addresses contained in the Ethernet packets. Efficient's Ethernet bridging products examine addressing information in each packet to determine whether it should be forwarded between the local Ethernet port and the ATM DSL port. Our bridging CPE requires little or no configuration, thereby reducing the network service provider's installation expense. Because all packet forwarding decisions are made independently of the network protocol carried by the Ethernet packets, our bridging CPE can support numerous network types, including older LAN environments such as Novell's IPX or Apple's AppleTalk, as well as networks based on the Internet Protocol.

     Routers are able to perform much more complex functions than those performed by bridges including restricting certain types of data from entering the network and directing data flow based on dynamically assigned Internet protocol addresses. Efficient's routing products forward Internet Protocol packets based upon addressing information contained in the packet header. Support for several different methods of ATM data encapsulation helps ensure network interoperability. Efficient's routing products provide features that enhance security and ease network administration for end users, such as packet filtering, which prevents unwanted access to local servers or other private resources, and a technique known as network address translation, which masks the presence of local computers from other computers on the Internet. Our routing products also implement an address management technique called the dynamic host configuration protocol that automates the assignment of Internet protocol addresses to computers attached locally to the router. The network address translation and dynamic host configuration protocol features of our routing products can help minimize address interoperability issues, and may be able to accelerate deployment of DSL services.

     Efficient's routing products include a complete suite of management capabilities that enable local and remote troubleshooting as well as upgrades to system configuration or software. This is important as DSL is a complex technology typically intended for a technologically unsophisticated user base. We believe that our products' combination of management capabilities which can be accessed either locally or remotely can help reduce the cost of network administration for DSL network service providers.

Integrated Voice and Data Expertise

     Efficient's integrated access products provide data services such as routing and bridging, as well as multi-line voice services, over a shared DSL connection. The combination of voice services along with data services increases the complexity of the products significantly. Efficient builds upon the ATM, DSL and data expertise gained from our data-only products, and employs a further level of expertise to provide high performance analog and digital voice designs. We believe that the additional complexity of the resulting integrated access products represents a barrier to entry for many of our competitors.

Customers

     Sales of our CPE have been to two main classes of customers: network equipment vendors who supply DSL central office equipment and DSL network service providers. Network equipment vendors include our products as an element of a complete solution offered to their network service provider customers. In many cases, several different network equipment vendors specify our products as the preferred or bundled CPE in response to bid requests issued by a network service provider for complete DSL access solutions. Network service providers will then provide the CPE to end users for access to their DSL network. In some cases, we sell CPE to the network equipment vendor for resale as part of a bundled solution to the network service provider. In other cases, we sell directly to the network service provider.

Strategic Relationships

     We believe that establishing relationships with leaders in DSL technology and services is critical to our success. Accordingly, we have formed strategic relationships and, in some cases, entered into joint development agreements with network service providers, network equipment vendors and developers of DSL semiconductor technology. We are also pursuing strategic relationships to ensure that high-volume distribution channels are in place for our products.

Network Service Providers

     Ameritech. Efficient has entered into an agreement to provide DSL CPE to Ameritech. We have worked closely with the technical and product management staff responsible for DSL service deployment at Ameritech. We have also provided early software releases of new products to Ameritech, and have provided Ameritech with training for both customer service and field support.

     Bell Atlantic. Efficient has entered into an agreement to provide DSL CPE to Bell Atlantic. Two of our SpeedStream products are offered by Bell Atlantic as CPE options for their Infospeed DSL service. Efficient has developed custom hardware and software to help enable Bell Atlantic's DSL deployment, and we have provided them with training for both customer service and field support.

     BellSouth. Efficient has entered into a supply agreement with BellSouth, providing DSL CPE for their broadband service offering. Efficient has also engaged in joint promotion programs with BellSouth for DSL CPE.

     Covad Communications. Efficient has worked closely with Covad to tune the feature sets of several of our SpeedStream DSL products to their network requirements. Covad purchases SDSL, ADSL and IDSL products from Efficient, including routers, bridges and USB modems. We are also involved in discussions with Covad about our next-generation integrated access products. In addition, on June 28, 1999, we issued a $5.0 million convertible promissory note to Covad, which converted into 497,663 shares of common stock upon completion of our initial public offering in July 1999.

     Hanaro Telecom. Hanaro is a competitive network service provider in Korea actively engaged in DSL deployment. Hanaro offers DSL services for consumer, academic and business applications. Efficient has worked closely with Hanaro to enable rapid deployment of its DSL service using our SpeedStream CPE.

     SBC Communications. Efficient provides our SpeedStream CPE for DSL services offered through SBC's Southwestern Bell, Pacific Bell and Ameritech subsidiaries. We have provided training for their installation and customer service personnel, and have worked with their certification and test staff to demonstrate new SpeedStream DSL products.

     Singapore Telecom. Efficient has worked closely with SingTel to provide customized software with our CPE that is unique to SingTel's advanced Magix DSL service. We are involved in discussions with SingTel with respect to the evolution of SingTel's network architecture and service offerings. SingTel has consistently volunteered to work with us to test our new products.

Network Equipment Vendors

     Alcatel. Efficient and Alcatel have established a joint agreement for CPE that is interoperable with Alcatel's DSLAM as well as their Litespan digital loop carrier. many of our DSL products employ Alcatel's DSL chipsets and software.

     Nokia. Efficient and Nokia have entered into a purchase and distribution agreement whereby we supply our SpeedStream 3000 PCI and 4000 USB products. Under the provisions of this agreement, Nokia resells our products along with its EKSOS family of DSL equipment and their SpeedLink DSLAM.

     Nortel Networks. Efficient has an agreement to supply Nortel with DSL CPE that is interoperable with Nortel's Universal Edge 9000 access product, and their IMAS DSLAM. Nortel offers the Universal Edge 9000 to both new and existing customers as an upgrade for both Nortel's DMS voice switches and its access node digital loop carriers. Based on this relationship, we are involved in discussions with Nortel on next-generation products.

     Siemens. Siemens is an investor in Efficient. We have worked with Siemens to establish compatibility between Efficient's DSL CPE and Siemens' XpressLink D DSLAM, as well as the DSL interfaces for Siemens' installed base of voice switches. Anthony T. Maher, who is a member of the board of Siemens AG Information and Communication Networks, joined our board of directors in April 1999.

Developers of DSL Semiconductor Technology

     Alcatel Microelectronics. Many of our products use asymmetric DSL technology from Alcatel Microelectronics. Efficient is one of Alcatel's largest customers for DSL chipsets. The two companies work closely on the design of next-generation DSL products.

     Texas Instruments Incorporated. Texas Instruments is an investor in Efficient. Some SpeedStream products under development use asymmetric DSL and voice processing technology from Texas Instruments. We have licensed pieces of our ATM silicon and software to Texas Instruments, and have assisted in the development of reference designs for application of Texas Instruments' asymmetric DSL components. Texas Instruments has provided us with access to its asymmetric DSL components at most favored prices. Texas Instruments also fabricates one of our ATM application specific integrated circuits and has provided introductions for Efficient to personal computer manufacturers who are searching for sources of DSL CPE.

Telephone Company--Aligned Distributors

     Sprint North Supply. Sprint North Supply is a primary supplier of telecommunications equipment to Sprint. Many other network service providers also purchase networking products from Sprint North Supply. Efficient has entered into a distribution agreement with Sprint North Supply that enables it to carry selected members of our SpeedStream product family.

     Nortel Supply. Nortel Supply is a distributor of Nortel and other network equipment vendors' products. Through our agreement with Nortel Supply, Efficient leverages Nortel Supply's worldwide distribution capabilities.

     Innotrac. Innotrac is a distributor of consumer telecommunications equipment for several incumbent local exchange carriers, including BellSouth. Efficient, Innotrac and BellSouth jointly promote BellSouth's DSL services with Efficient's SpeedStream CPE. Efficient and Innotrac also work together to create customized product packages and documentation for major network service providers. We believe that we can leverage Innotrac's relationship with several incumbent local exchange carriers, as well as Innotrac's experience in distributing products in high volume.

Manufacturing

     We outsource the assembly and testing of products and printed circuit boards to turnkey contract manufacturers. Currently, ACT Manufacturing, Inc. manufactures the majority of our products at its facility in Hermasillo, Mexico. Several of our routing products are manufactured by PEMSTAR, Inc. at its San Jose, California facility. Efficient also contracts with Xetel, Inc. for the manufacturing of its ATM LAN products and a portion of our DSL products at its facility in Dallas, Texas. Each of these manufacturers are certified by the International Standards Organization for manufacturing and design processes. Efficient plans to engage an additional contract manufacturer to meet our anticipated manufacturing requirements and to continue reducing the cost of our products.

     Efficient has a limited in-house manufacturing capability. We have complete capabilities for final test, packaging and shipping of our products.
We perform comprehensive inspection tests and use statistical process controls to assure the reliability and quality of our products. Our manufacturing engineers design and build all test procedures and fixtures for our products.
We integrate these manufacturing tests with the contract manufacturers' build processes. Our manufacturing personnel work with our design engineers to ensure that the test environment remains current as DSL technology evolves. We also perform warranty and repair work at our Dallas facility.

     Efficient's engineers design custom application specific integrated circuits that are incorporated into the majority of our products. Efficient contracts with silicon manufacturers to fabricate the application specific integrated circuits for prototype testing. We perform design verification and simulation testing at our facilities. After successful completion of these tests, Texas Instruments, Samsung Semiconductor and VLSI Technology manufacture our application specific integrated circuits in volume on a turnkey basis. We purchase only packaged and tested application specific integrated circuits.

     Other than our application specific integrated circuits, we try to use standard parts and components whenever possible. We currently purchase certain key parts and components from sole-source suppliers such as Alcatel Microelectronics, Analog Devices, Conexant Systems and Texas Instruments.

Sales and Marketing

     Since 1996, Efficient has worked closely with network equipment vendors that supply DSL-based central office equipment. These vendors offer our SpeedStream products to network service providers as part of a complete, interoperable DSL solution. We engage in joint sales activities with our partners and regularly provide them with collateral materials to enable their sales forces to promote our products. Our relationships with network equipment vendors result in introductions to large network service providers. In many cases, with DSL interoperability assured by Efficient and our partners, network service providers choose to purchase CPE directly from Efficient.

     Efficient also works closely with network service providers to ensure that our CPE is matched to their DSL service offerings. Initial discussions with network service providers generally involve our sales, marketing and business development personnel who work to communicate the strengths of our company and our products. Detailed responses to request for purchase documents are submitted to network service providers, often by both Efficient and one or more network equipment vendors. We also frequently provide informal consulting or recommendations on network design, architecture and management for our customers.

     Next, at the network service provider's request, we engage in a technical certification process involving our system engineers who work in a lab environment, in some cases for days or weeks, with their counterparts from the network service provider. We frequently provide informal consultation on network deployment and testing as well as customized training for network service providers. In some cases, we create special software releases or product combinations for major network service providers. Efficient typically creates and delivers customized training courses and curricula for our largest customers, to ensure that their installation and support personnel are effective in satisfying end users' needs. While the actual sale and distribution of CPE varies network by network, this initial relationship-building stage is critical in every case. We believe that it is difficult to provide CPE into DSL service offerings without these close relationships with network service providers.

     We engage in a variety of marketing activities to build brand awareness.
We issue press releases concerning significant product releases, partnerships and network design wins. We also conduct briefings for analysts and members of the press. We participate in a number of industry trade shows and pursue speaking engagements at related events. Efficient uses direct mail campaigns to increase awareness of our company and our products among Internet service providers, who are increasingly active in introducing customers to DSL services. We also engage in joint marketing programs with selected Internet service providers whose DSL services employ our CPE. Our broad goals are to continue to increase the awareness of Efficient as a company, and of our DSL CPE product line brand, SpeedStream.

     As the scope of our marketing efforts expands, our Website continues to be a strategic resource in disseminating information to interested parties. Our Website also plays an active role in collecting sales leads, working remotely with partners and key customers, and performing customer support. In the future, we believe that our Website may become an important tool for direct sales of our products.

Research and Development

     We believe that our future success depends on our ability to adapt to the rapidly changing communications environment, maintain our significant expertise in core technologies, and continue meeting and anticipating our customers' needs. We continually review and evaluate technological changes affecting the telecommunications market and invest substantially in applications-based research and development. We are committed to an ongoing program of new product development that combines internal development efforts with joint ventures and licensing or marketing arrangements relating to new products and technologies from outside sources.

     Efficient's core research and development activities are focused on both hardware and software technologies. In our hardware development activities, we possess significant expertise in application specific integrated circuits development, analog and mixed signal hardware design, ATM architecture and bus architectures, such as peripheral component interface and universal serial bus. In software development, Efficient has particular strengths in data networking protocols and operating systems, device driver development and traffic management, and techniques for advanced routing and systems management. We have significant expertise with hardware and software technology for analog and digital voice encoding, compression, transmission and switching techniques as well.

     To enable successful deployment of DSL services, our CPE must be interoperable with the DSLAM, ATM switching equipment and other networking equipment from multiple vendors. In our development efforts, we leverage our relationships with prominent DSLAM vendors to ensure DSL interoperability. The continued development and use of our own industry-tested application specific integrated circuits and software ensure ATM switching interoperability. In addition, our support for a number of protocol stacks provides data encapsulation interoperability with routers at Internet service providers or within corporate networks. Finally, integrated voice and data products require a high degree of interoperability with other voice networking products. Efficient has a solid understanding of the end-to-end technologies in use, and we actively work to ensure interoperability while using technology that we control. Our design verification procedures include testing in complex network environments created in our laboratories that simulate end-to-end network architectures used in DSL service deployments. We believe that our stringent design verification and test procedures allow us to provide cost-effective, high-performance DSL CPE that minimizes the technology risk for network operators.

     Most of the technology associated with Efficient's SpeedStream products continues to evolve. Asymmetric DSL supports high frequency digital data transmission simultaneously with analog voice signals on a single copper phone line, but digital data and analog voice have the capability to disrupt one another. One common method of minimizing this disruption is to electrically separate the voice signals from the data signals using a circuit known as a filter or a "splitter." At present, the use of a splitter often requires a network technician or the end user to install the device using hand tools and to modify phone wiring inside a home or business. We are currently researching analog filtering circuit technology and are working with other companies to enable filter designs that can be installed without tools or changes to interior wiring.

     Another future technology involves ATM switched virtual circuits. Switched virtual circuits create a dedicated connection between two points of a network. Current ATM/DSL deployments typically use permanent virtual circuits to create these dedicated connections. Permanent virtual circuits must be created manually, while switched virtual circuits employ software to automatically create a circuit across the ATM network without manual intervention. Some network operators have expressed a concern that DSL deployments may not scale rapidly if permanent virtual circuits are employed. Switched virtual circuit implementations are complex and may represent a technology barrier for competitors. Efficient has sold ATM LAN products supporting switched virtual circuits for several years. We believe we are well suited to help enable large-scale DSL deployments as network operators demand support for switched virtual circuits.

Competition

     The network equipment industry is highly competitive, and we believe that competition may increase substantially as the introduction of new technologies, deployment of broadband networks and potential regulatory changes create new opportunities for established and emerging companies. In addition, a number of our competitors and potential competitors have significantly greater financial and other resources than us which may enable them to more aptly meet new competitive opportunities. We compete directly with other providers of DSL CPE including 3Com Corporation, Alcatel, Cisco Systems, Intel, Netopia, Westell Technology, Xpeed, Zyxel among others. Many of our industry partners manufacture DSL customer premises products that compete directly or indirectly with ours. Our integrated access products will compete with both existing competitors, and with new competitors such as Vina Technologies, Adtran, Woodwind Communications and 2Wire. Furthermore, DSL as a technology for deploying broadband connections is competing with alternative technologies including ISDN, T1, broadband wireless and cable solutions.

     The rapid technological developments within the network equipment industry results in frequent changes to our group of competitors. The principal competitive factors in our market include:

        . Industry relationships with network service providers and network equipment vendors;

        .  product reliability, performance and interoperability;

        .  product features;

        .  product availability;

        .  price;

        .  ability to distribute products;

        .  ease of installation and use;

        .  technical support and customer service; and

        .  brand recognition.

     We believe we are successfully addressing each of these competitive factors. Nonetheless, we expect to face increasing competitive pressures from both current and future competitors in the markets we serve.

Intellectual Property

     We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how. To date, we have been granted six U.S. patents with counterpart patents pending in threeinternational jurisdictions and have an additional six U.S. patent applications pending.

     Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of our intellectual property is individually critical to our current operations. However, taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. There can be no assurance that any necessary licenses will be available on reasonable terms.

     We have registered the trademarks "Efficient Networks" and "SpeedStream." "Advanced Status" and "ProfileBuilder" are also our trademarks. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

Employees

     As of June 30, 2000, we employed approximately 443 full-time employees, including 193 in engineering. Most of our employees are located in the United States with several sales employees located in The Netherlands, Singapore, China, Canada and Brazil. None of our employees is represented by collective bargaining agreements, and management considers relations with our employees to be good.

Properties

     We currently operate primarily out of our facility in Dallas, Texas. Our primary executive, sales and marketing, and research and development activities are conducted out of a 125,000 square foot facility under a lease expiring in 2010. In addition, in connection with the acquisition of FlowPoint, we entered into an agreement with Cabletron to permit us to retain, for a transitional period, the space being used by the FlowPoint employees at a Cabletron facility in Santa Clara, California. We expect to lease space to relocate the FlowPoint operations with the NTS operations to another facility in Los Gatos, CA in the first half of fiscal 2001. We lease an approximately 2,500 square foot facility in Amsterdam, The Netherlands for our European operations. This lease expires in 2004. For our Asian operations, we lease an approximately 1,450 square foot facility in Singapore. This lease expires in 2002.

Legal Proceedings

     Efficient is not a party to any material legal proceedings.

       This document may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the Registrant's Forms 10-K and 10-Q reports.

       UNAUDITED FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR   ENDED
JUNE 30, 2000

     On July 18, 2000, the Company reported its unaudited financial results for the quarter and fiscal year ended June 30, 2000.

     Attached hereto as Exhibit 99.1 and incorporated herein by reference are the Company's Unaudited Consolidated Statements of Operations and Consolidated Balance Sheets for the three months ended June 30, 2000 and the fiscal year ended June 30, 2000. The operating results for any periods are not necessarily indicative of results for an subsequent period.

Item 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
           AND EXHIBITS.

      (c)  EXHIBITS.

       Exhibit No.                                            Description
--------------------------  --------------------------------------------------------------------------------
           99.1             Unaudited Consolidated Financial Statements for Registrant's fiscal quarter and year ended June 30, 2000.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    EFFICIENT NETWORKS, INC.



                                    By       /s/ Jill S. Manning
                                        -------------------------

                                    Name:  Jill S. Manning
                                    Title: Vice President, Secretary and Chief
                                           Financial Officer

                                    Date:  July 20, 2000

                           EFFICIENT NETWORKS, INC.

                          Current Report on Form 8-K

                               INDEX TO EXHIBITS


       Exhibit No.                                            Description
--------------------------  --------------------------------------------------------------------------------
           99.1             Unaudited Consolidated Financial Statements for Registrant's fiscal quarter and year ended June 30, 2000.